Exhibit 16.1
June 3, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sir/Madam:

We have read Item 4.01(a) of Dynatrace, Inc.’s Form 8-K dated June 3, 2022, and we agree with the statements made therein. We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ BDO USA, LLP